As filed with the Securities and Exchange Commission on April 30, 2009	Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0512515
(State or other jurisdiction of	(IRS Employer Identification
incorporation or organization)	Number)

9029 South Pecos, Suite 2800
Henderson, Nevada 89074
(Address of principal executive offices, including zip code)

2008 Equity Incentive Plan
(Full title of the plan)

Mark Noffke
Chief Financial Officer
9029 South Pecos Suite 2800 Henderson, Nevada 89074
(Name and address of agent for service)

(702) 463-7000
(Telephone number, including area code, of agent for service)

Copy to:
Istvan Benko
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share(2)	450,000 shares(2)	$0.70	(2)	$315,000	(2)	$17.58	(4)
Common Stock, par value $0.001 per share(2)	20,000 shares(2)	$0.80	(2)	$16,000	(2)	$0.89	(4)
Common Stock, par value $0.001 per share(2)	120,000 shares(2)	$1.50	(2)	$180,000	(2)	$10.04	(4)
Common Stock, par value $0.001 per share(3)	2,910,000 shares(3)	$1.54	(3)	$4,481,400	(3)	$250.06	(4)
TOTAL	3,500,000 shares	--		$4,992,400		$278.57

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2008 Equity Incentive Plan as a result of the anti-dilution adjustment provisions of the plan.

(2)
The registration fee for shares of common stock issuable upon exercise of outstanding options under the 2008 Equity Incentive Plan was calculated pursuant to Rule 457(h) of the Securities Act of 1933 using the prices at which such outstanding options may be exercised.

(3)
Represents shares reserved for issuance pursuant to future awards under the 2008 Equity Incentive Plan.  The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of the $1.54 average of the high and low trading prices of the registrant’s common stock as reported on the OTC Bulletin Board on April 27, 2009.

(4)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $55.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                 Plan Information.*

Item 2.                 Registrant Information and Employee Plan Annual Information.*

__________________

*
The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference

The following documents previously filed by Beyond Commerce, Inc., formerly known as Reel Estate Services, Inc. and as Boomj, Inc. (herein, the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on April 3, 2009;

•	The Company’s Current Report on Form 8-K filed on April 8, 2009;

•
The description of the Company’s common stock contained in its registration statement on Form SB-2 filed on February 8, 2007, File No. 333-140131, as updated by the Company’s Current Report on Form 8-K filed on January 4, 2008, including any amendment or report subsequently filed for the purpose of updating such description.

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities

Not applicable.

Item 5.                 Interests of Named Experts and Counsel

Not applicable.

Item 6.                 Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for the indemnification of officers, directors, employees and agents of a corporation such as the Company against legal expenses and liabilities. These provisions are not exclusive and permit the indemnification of such persons as may also be provided in a corporation’s articles of incorporation, bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Article X of the Company’s bylaws provides for the indemnification of the Company’s officers, directors, employees and agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.                 Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	2008 Equity Incentive Plan.(1)

4.2	Form of Non-Qualified Stock Option Agreement for the 2008 Equity Incentive Plan.(1)

4.3	Form of Incentive Stock Option Agreement for the 2008 Equity Incentive Plan.(1)

5.1	Opinion of TroyGould PC.

23.1	Consent of L J Soldinger Associates, LLC.

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

__________________________________

(1)	Previously filed as an exhibit to the Company’s Annual Report Form 10-K filed, April 3, 2009, which exhibit is hereby incorporated herein by reference.

Item 9.                 Undertakings

(a)           The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henderson, State of Nevada, on this 28th day of April, 2009.

Beyond Commerce, Inc.

By:	/s/ Mark Noffke
Mark Noffke
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark Noffke such person’s true and lawful attorney-in-fact and agent, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert McNulty	Chairman of the Board and	April 28, 2009
Robert McNulty	Chief Executive Officer

/s/ Michael Warsinke	Director	April 28, 2009
Michael Warsinke

/s/ Murray Williams	Director	April 28, 2009
Murray Williams

/s/ Barry Falk	Director	April 28, 2009
Barry Falk

/s/ Ronald Loveless	Director	April 28, 2009
Ronald Loveless

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2008 Equity Incentive Plan.(1)

4.2	Form of Non-Qualified Stock Option Agreement for the 2008 Equity Incentive Plan.(1)

4.3	Form of Incentive Stock Option Agreement for the 2008 Equity Incentive Plan.(1)

5.1	Opinion of TroyGould PC.

23.1	Consent of L J Soldinger Associates, LLC.

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

__________________________________

(1)	Previously filed as an exhibit to the Company’s Annual Report Form 10-K filed, April 3, 2009, which exhibit is hereby incorporated herein by reference.